EXHIBIT 15

October 24, 2006

Tidewater Inc.

601 Poydras Street, Suite 1900

New Orleans, LA 70130

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Tidewater Inc. and subsidiaries for the periods ended September 30, 2006 and 2005, as indicated in our report dated October 24, 2006; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, is incorporated by reference in Registration Statements No. 333-32729, No. 333-66054 and No. 333-136407on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana

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